Exhibit 5.4

Postbus 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 7171 000 F +31 20 7171 111	Amsterdam, July 18, 2005

To the addressees listed in Exhibit A hereto

Ladies and Gentlemen:

We have acted as special legal counsel as to Netherlands Law to MagnaChip Semiconductor B.V. (the “Netherlands Company”). This opinion letter is rendered in connection with the Registration Statement on Form S-4 which was originally filed with the Securities and Exchange Commission on June 21, 2005, Registration No. 333-126019 (the “Registration Statement”).

Pursuant to the Registration Statement up to (i) $300,000,000 aggregate principal amount of the Issuers’ outstanding Floating Rate Second Priority Senior Secured Notes due 2011, (ii) $200,000,000 aggregate principal amount of the Issuers’ outstanding 6 7/8 % Second Priority Senior Secured Notes due 2011 and (iii) $250,000,000 aggregate principal amount of the Issuers’ outstanding 8% Senior Subordinated Notes due 2014 (the “Outstanding Notes”), which notes are guaranteed by existing guarantees, are to be exchanged for (i) $300,000,000 aggregate principal amount of the Issuers’ new Floating Rate Second Priority Senior Secured Notes due 2011, (ii) $200,000,000 aggregate principal amount of the Issuers’ new 6 7/8% Second Priority Senior Secured Notes due 2011 and (iii) $250,000,000 aggregate principal amount of the Issuers’ new 8% Senior Subordinated Notes due 2014, respectively (the “New Notes”), which are to be guaranteed by the New Guarantees (as defined hereunder).

This opinion letter is rendered to the addressees. It may only be relied upon in connection with the filing of the Registration Statement and as may be required by regulatory authority. We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters”. In giving such consent, we do not admit belonging to the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules or Regulations of the U.S. Securities and Exchange Commission issued thereunder.

This opinion letter is strictly limited to the opinions and statements made in it and may not be read as extending by implication to any opinions or statements not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Transaction Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

This opinion letter sets out our opinion on certain matters of Netherlands Law as at today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as these rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law and tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit B. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon the Transaction Documents and the Corporate Documents and we have assumed that the Transaction Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

We have not been involved in structuring, drafting or negotiating of any of the Transaction Documents.

This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.      all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same;

b.      no defects attach to the incorporation of the Netherlands Company (aan zijn totstandkoming geen gebreken kleven) and the Deed of Incorporation and the Articles of Association have been executed on the basis of a valid declaration of no-objection (verklaring van geen bezwaar) by a civil law notary (notaris), who had the power and authority to execute that deed and that deed complies with Netherlands law (voldoen aan de eisen der wet);

c.      the Netherlands Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surséance van betaling verleend), (v) been made subject to any other insolvency proceedings under any applicable law or otherwise been limited in its rights to dispose of its assets including but not limited to emergency regulations (noodregeling) on the basis of article 71 CSSA or special measures (bijzondere maatregelen) on the basis of article 28 CSSA. The Extract and our inquiries of today over the telephone with the Bankruptcy Clerk’s Office support that the items (i) through (iv) of this assumption have not occurred. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred;

d.      the Resolutions are in full force and effect, correctly reflect the resolutions stated in the Resolutions and the factual statements made in the Resolutions are complete and correct;

e.      no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Netherlands Company;

f.       each of the Indentures constitutes, under any applicable law other than Netherlands Law, the legal, valid and binding obligations of the parties to the Indentures, enforceable against such parties in accordance with their terms;

g.      to the extent the Netherlands Company would qualify as credit institutions (kredietinstelling) under the CSSA, it is in compliance with the applicable conditions and requirements set out in articles 2, 3 and 4 of the Exemption Regulation CSSA 1992.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

         Corporate Status

1.      The Netherlands Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

         Corporate Power

2.      The Netherlands Company has the corporate power to enter into the New Guarantees and to perform its obligations thereunder. The Netherlands Company does not violate any provision of its Articles of Association by entering into the New Guarantees or by performing its respective obligations thereunder.

         Corporate Action

3.      The Netherlands Company has taken all corporate action required by its Articles of Association and Netherlands Law in connection with entering into the New Guarantees.

The opinions expressed above are subject to the following qualifications:

A.     As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Transaction Documents under the applicable law and the obligations of the parties to the Transaction Documents and we have made no investigation of that meaning and purport. Our review of the Transaction Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.     The information contained in the Extract does not constitute conclusive evidence of the facts reflected in such information.

C.     Pursuant to article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Supreme Court has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in the articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. We have no reason to believe that by entering into the New Guarantees the Netherlands Company would transgress the description of the objects contained in its Articles of Association. However, we cannot asses whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Netherlands Company are served by entering into the New Guarantees since this is a matter of fact.

D.     The opinions expressed in this opinion letter may be limited or affected by:

a.      any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditor’s rights generally; and

b.      the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to receivers in bankruptcy or creditors in other jurisdictions;

c.      claims based on tort (onrechtmatige daad); and

d.      sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or regulations of the European Community.

E.     No opinion is expressed as to the validity or enforceability of any security right purported or intended to be vested by or pursuant to the Transaction Documents or with respect to any consents, approvals, licenses, orders, notices, or filings necessary to ensure the validity or enforceability of any security right purported or intended to be vested by or pursuant to the Transaction Documents.

Yours faithfully,

/s/ NautaDutilh N.V.

EXHIBIT A LIST OF ADDRESSEES
1. MagnaChip Semiconductor B.V. 2. Dechert LLP 30 Rockefeller Plaza New York, New York 10112

EXHIBIT B LIST OF DEFINITIONS

“Articles of Association”	the deed of amendment to the articles of association of the Netherlands Companies, dated December 23, 2004, which according to the Extract contains the articles of association of the Netherlands Company in force on the date of this opinion letter

“Bankruptcy Clerk’s Office”	the Amsterdam Court Bankruptcy Clerk’s office (faillissementsgriffie van de rechtbank te Amsterdam)

“Commercial Register”	the Amsterdam Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel en Fabrieken te Amsterdam)

“Corporate Documents”	the documents listed in Exhibit D

“CSSA”	the Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992)

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Netherlands Company, dated June 7, 1984

“Exemption Regulation CSSA”	the Exemption Regulation CSSA 1992 (Vrijstellingsregeling Wtk 1992)

“Exhibit”	an exhibit to this opinion letter

“Extract”	extract from the Commercial Register, dated the date of this opinion letter relating to the Netherlands Company

“Indentures”	the Senior Notes Indenture and the Subordinated Notes Indenture

“Issuer”	MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company

“NCC”	the Netherlands Civil Code

“NCCP”	the Netherlands Code of Civil Procedure

“the Netherlands”	the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles

“Netherlands Company”	MagnaChip Semiconductor B.V.

“Netherlands Law”	the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they are interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be

“New Guarantees”	the New Second Lien Note Guarantees and the New Subordinated Notes Guarantee

“New Notes”	shall have the meaning ascribed thereto in the second paragraph of this opinion letter

“New Second Lien Note Guarantee”	a senior guarantee to be issued pursuant to article 12 of the Senior Notes Indenture

“New Subordinated Notes Guarantee”	a senior guarantee to be issued pursuant to article 12 of the Subordinated Notes Indenture

“Registration Statement”	shall have the meaning ascribed thereto

in the first paragraph of this opinion letter

“Resolutions”	the resolutions of the managing board (bestuur) and the resolutions of the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Netherlands Company, as referred in writing in a document each dated December 23, 2004

“Senior Notes Indenture”	a senior notes indenture, with footer NY\977129.8 and dated as of December 23, 2004 among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors named therein and the other parties thereto

“Subordinated Notes Indenture”	a subordinated notes indenture, with footer NY\981167.4 and dated as of December 23, 2004 among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, the guarantors named therein and the other parties thereto

“Transaction Documents”	the documents listed in Exhibit C

EXHIBIT C LIST OF TRANSACTION DOCUMENTS
1. a pdf copy of the Registration Statement; 2. a faxed copy of the Indentures; 3. a word copy of the form of New Guarantees; and 4. a word copy of the form of New Notes

EXHIBIT D LIST OF CORPORATE AND OTHER DOCUMENTS
Corporate Documents 1. a faxed copy of the Deed of Incorporation; 2. a faxed copy of the Articles of Association; 3. an original copy of the Extract; and 4. a faxed copy of the Resolutions.